ARC Group Worldwide 8-K

Exhibit 10.27

ESCROW AGREEMENT

ESCROW AGREEMENT (this “Escrow Agreement”) made as of the date set forth on the signature page hereto by and among ARC Group Worldwide, Inc. (“Purchaser”), Nigel Sutton, Gregory Curtis, Frank Ferree and Dermot Rafferty (collectively, the “Sellers”), and Wuersch & Gering LLP, a New York law firm having an office at 100 Wall Street, 10th Floor, New York, NY 10005 (the “Escrow Agent”).

WHEREAS, Purchaser and Sellers have entered into a certain Membership Interest Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which Purchaser shall purchase 100% of the Interests of Advance Tooling Concepts, LLC, a Colorado limited liability company (the “Company”);

WHEREAS, the Purchase Agreement provides that ten percent (10%) of the Purchase Price shall be deposited by Purchaser into escrow to be held and distributed by the Escrow Agent in accordance with the terms of this Escrow Agreement; and

WHEREAS, the execution and delivery of this Escrow Agreement is a condition to the parties’ obligations under the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties agree as follows:

1.             Defined Terms. All capitalized terms used in this Escrow Agreement but not otherwise defined herein are given the meanings set forth in the Purchase Agreement.

2.             Escrow Deposit. Within five (5) Business Days prior to the Closing Date the number of newly issued shares of ARC Common Stock equal one hundred twenty five percent (125%) of the amount which is ten percent (10%) of the Purchase Price (the “Escrow Shares”), valued by reference to the average VWAP for the twenty (20) Trading Day period prior to such issuance date, shall be deposited with the Escrow Agent pursuant to Section 2.4(c) of the Purchase Agreement. All Escrow Shares shall be certificated in the name of “Wuersch & Gering LLP as Escrow Agent.” The Escrow Shares shall be replaced by Purchaser with cash equal to ten percent (10%) of the Purchase Price prior to the final disbursement in accordance with Section 9.5 of the Purchase Agreement (the “Escrow Cash” and referred herein together with the Escrow Shares as the “Escrow Corpus”). The Escrow Corpus will be available (a) for the payment of any Post-Closing Decrease Amount owed by Seller to Purchaser pursuant to and in accordance with Section 2.5(c) of the Purchase Agreement and (b) to satisfy any Damages owed to Purchaser incurred or sustained by, or imposed upon, the Indemnitees that are recoverable by the Purchaser against Sellers pursuant to and in accordance with the provisions of Article IX of the Purchase Agreement. The Escrow Agent hereby acknowledges and agrees to hold the Escrow Corpus in a separate and distinct account, in the name of “ARC-ATC Escrow Account”, as Escrow Agent for Sellers and Purchaser (the “Escrow Account”), subject to the terms and conditions of this Escrow Agreement. The Escrow Corpus shall be held as a segregated trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent shall not distribute or release the Escrow Corpus except in accordance with the express terms and conditions of this Escrow Agreement. The Escrow Corpus will not be held in an attorney trust account and nothing herein shall be construed to establish an attorney client relationship by and between the Escrow Agent and any other party hereto. The Sellers and the Purchaser expressly acknowledge that Escrow Agent serves as counsel to the Purchaser and such capacity shall not be deemed to constitute a conflict with any services to be rendered by the Escrow Agent hereunder. During any and all periods in which Escrow Shares are held by the Escrow Agent, (i) the sole right to vote such shares shall be held by the Escrow Agent and may be exercised at the sole discretion of the Escrow Agent; and (ii) any and all dividends (other than stock dividends) issued by the Purchaser in respect of the same class of capital stock as the Escrow Shares shall be tendered and returned by the Escrow Agent to the Company.

Escrow Agreement

3.             Investments. The Escrow Agent shall not invest any of the Escrow Corpus and the Escrow Account shall be maintained only in cash or as Escrow Shares. No interest shall be due or payable to any party by the Escrow Agent in respect of the Escrow Corpus.

4.             Release of Escrow Corpus. The Escrow Corpus held pursuant to this Escrow Agreement is intended to serve as security and provide a non-exclusive source of funds for the payment of any amounts which may become payable in respect of the claims and matters described in Section 2 above, on or prior to the Distribution Date (as defined below). The Escrow Corpus shall only be distributed and released as follows:

(a)        Purchase Price Adjustment. Upon the Escrow Agent’s receipt of a joint written instruction signed by Sellers and Purchaser stating that there has been a final determination of the Actual Working Capital Amount pursuant to Section 2.5 of the Purchase Agreement and specifying the Post-Closing Decrease Amount, if any, to be paid by Sellers to Purchaser pursuant to Section 2.5(c) of the Purchase Agreement, the Escrow Agent shall promptly, and in any event within seven (7) Business Days of its receipt of that instruction, release, by wire transfer to an account or accounts designated by Purchaser, an amount of the Escrow Corpus from the Escrow Account equal to the Post-Closing Decrease Amount specified in such instruction.

(b)        Indemnification Related Claims. In accordance with Section 9.7 of the Purchase Agreement, upon receipt of joint written instructions or such final and non-appealable order or award of arbitration, as the case may be, the Escrow Agent shall release to Purchaser such amount in value of the Escrow Corpus in the Escrow Account in accordance with such written instructions or final and non-appealable order.

(c)        Maintenance of the Escrow Account.

i.        The Escrow Shares will be replaced by the Purchaser with cash representing ten percent (10%) of the Purchase Price if the average VWAP of the Common Stock for the twenty (20) Trading Day period preceding the last Trading Day in any calendar month prior to the Escrow Release Date is less than Five Dollars ($5.00) per share of Common Stock.

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Escrow Agreement

ii.        The Escrow Shares will be replaced with cash representing ten percent (10%) of the Purchase Price not less than five (5) Business Days prior to the Escrow Release Date, provided, however, if a Claim Notice has been duly delivered prior to the Escrow Release Date by Purchaser to Sellers and the Escrow Agent in conformity with all of the applicable procedures set forth in this Agreement and the Escrow Agreement, then the Escrow Corpus may remain in the form of Escrow Shares until the definitive determination and resolution of the claimed Damages relating to such Claim Notice.

iii.         After definitive determination and resolution of the Damages relating to such Claim Notice, the Escrow Shares shall within three (3) Business Days thereafter be replaced by cash in amount equal to ten percent (10%) of the Purchase Price, less the amount of such Damages, and thereafter released.

iv.         If the average VWAP of the Common Stock for the twenty (20) Trading Day period preceding the last Trading Day of each calendar month during the period in which such Claim Notice is subject to resolution is less than Five Dollars ($5.00) per share of Common Stock, then the Escrow Shares will be replaced with cash representing ten percent (10%) of the Purchase Price and, such amount, after definitive determination and resolution of the Damages relating to such Claim Notice, less the amount of such Damages, shall be released.

v.         If the value of the Escrow Shares, as determined by reference to the average VWAP of the Common Stock for the twenty (20) Trading Day period preceding the last Trading Day of each calendar quarter prior to the Escrow Release Date, is less than one hundred twenty five percent (125%) of such amount which is equal to ten percent (10%) of the Purchase Price, then the Purchaser shall, within the first five (5) business days after each such calendar quarter, deposit into the Escrow Account additional Escrow Shares such that the value of all Escrow Shares held in the Escrow Account shall equal one hundred twenty five percent (125%) of such amount which is ten percent (10%) of the Purchase Price, as determined by reference to the average VWAP of the Common Stock for the twenty (20) Trading Day period preceding the last Trading Day of the immediately preceding calendar quarter.

vi.         At the termination of the Escrow, Purchaser shall pay to Sellers the amount of cash required to settle the Escrow Account in accordance with this Agreement, and upon such payment all Escrow Shares will be released to Purchaser. If the escrow balance is not fully and timely paid to Sellers in cash, the Escrow Agent will deliver such number of Escrow Shares to the Sellers (or such broker or agent of Sellers as specified in writing to the Escrow Agent) together with duly executed medallion guaranteed stock powers, sufficient to pay any such deficiency in respect of the escrow to Sellers, as determined by reference to the average VWAP of the Common Stock for the twenty (20) Trading Day period preceding the last Trading Day of the immediately preceding calendar month.

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vii.        The unpaid balance of any remaining escrow deficiency, other than such deficiency as to which a Claim Notice has been duly delivered to Sellers prior to the Escrow Release Date and as to which the matters specified in such Claim Notice remain as Unresolved Claims, shall accrue interest at the rate of twenty percent (20%) per annum from the Escrow Release Date until paid, and Sellers shall be entitled to demand immediate payment and to recover all collection costs, including reasonable attorneys’ fees.

(d)        Distribution Procedures.

(i)        Within seven (7) Business Days after the Escrow Release Date (the “Distribution Date”), the Escrow Agent shall release to Sellers, by wire transfer, in cash, to an account or accounts designated by Sellers, the remaining balance of the Escrow Corpus in the Escrow Account, in the form of cash, less the amount of all Unresolved Claims. For purposes of this Escrow Agreement, the term “Unresolved Claims” shall mean, as of the Escrow Release Date, (i) the aggregate amount of all Claims that are the subject of a Response Notice that have not previously been resolved or satisfied in accordance herewith; or (ii) that were otherwise properly and timely asserted under Section 9.7(e) of the Purchase Agreement but remain otherwise unsatisfied as of the Escrow Release Date, including any Claims for which a Claim Notice has been delivered but for which the 45 day objection period has not expired as of the Escrow Release Date.

(ii)        Unresolved Claims for which Sellers have objected in accordance with Section 9.7 of the Purchase Agreement shall be administered in accordance with Section 9.7(e) of the Purchase Agreement. Upon the expiration of the 45 day objection period for any Unresolved Claims for which no Response Notice has been delivered, the Escrow Agent shall release, within three (3) business days thereafter, by wire transfer to an account or accounts designated by Purchaser an amount of cash funds in the Escrow Account equal to the amount of such Unresolved Claim for which no Response Notice has been delivered. After the resolution of each Unresolved Claim, any remaining portion of the Escrow Corpus in the Escrow Account not distributed to Purchaser pursuant to the immediately preceding sentences and not subject to other Unresolved Claims shall be released as cash by wire transfer promptly thereafter by the Escrow Agent to an account or accounts designated by Sellers.

(e)        Court Order or Award of Arbitration. Notwithstanding any other provision in this Escrow Agreement to the contrary, the Escrow Agent shall disburse the Escrow Corpus (or any portion thereof) in accordance with any final and non-appealable order from a court of competent jurisdiction or in accordance with the issuance of an award of arbitration, following receipt by the Escrow Agent of a certified original of such order or award of arbitration, in either such case evidencing the determination by such court or arbitral authority of whether, and to what extent, Purchaser or Sellers are entitled to the Escrow Corpus (or any portion thereof).

5.             Inspection Rights and Account Statements. Purchaser and Sellers shall have the right to inspect and obtain copies of the records of the Escrow Agent pertaining to this Escrow Agreement and to receive monthly reports of the status of the Escrow Account. Upon written request to the Escrow Agent by any party hereto on or before the seventh Business Day following each month during the term hereof, the Escrow Agent shall deliver account statements to Purchaser and Sellers with respect to the Escrow Account for the prior month, which statements shall include the account balance, any disbursements made pursuant to Section 4 hereof, and the status of any Unresolved Claims.

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Escrow Agreement

6.             Termination. This Escrow Agreement shall terminate when the entire Escrow Account has been distributed in accordance with Section 4 of this Escrow Agreement.

7.             Conditions to Escrow. The Escrow Agent agrees to hold the Escrow Corpus in the Escrow Account and to perform in accordance with the terms and provisions of this Escrow Agreement. Sellers and Purchaser agree that the Escrow Agent does not assume any responsibility for the failure of Sellers or Purchaser to perform in accordance with the Purchase Agreement or this Escrow Agreement. The acceptance by the Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions, which the parties hereto agree shall govern and control with respect to the Escrow Agent’s rights, duties, liabilities and immunities:

(a)        The Escrow Agent shall have only those duties as are specifically provided herein, which shall be deemed purely ministerial in nature, and shall under no circumstance be deemed a fiduciary for any of the other parties to this Escrow Agreement. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

(b)        The Escrow Agent shall be protected in acting upon any written notice, consent, receipt or other paper or document furnished to it, not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which the Escrow Agent in good faith believes to be genuine and what it purports to be. Should it be necessary for the Escrow Agent to act upon any instructions, directions, documents or instruments issued or signed by or on behalf of any corporation, fiduciary or individual acting on behalf of another party hereto, which the Escrow Agent in good faith believes to be genuine, it shall not be necessary for the Escrow Agent to inquire into such corporation’s, fiduciary’s or individual’s authority.

(c)        The Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for anything which it may do or refrain from doing in connection herewith, except for its own gross negligence or willful misconduct.

(d)        In the event of any dispute or controversy among the parties hereto, the Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or the duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel. The reasonable and documented costs of such counsel’s services shall be paid to the Escrow Agent in accordance with Section 12 below.

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(e)        The Escrow Agent shall neither be responsible for, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document between the other parties hereto, including, without limitation, the Purchase Agreement. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Escrow Agreement or any other agreement, instrument or document.

(f)        In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from Purchaser or Sellers which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing jointly by Purchaser and Sellers or by a final and non-appealable order of a court of competent jurisdiction. The Escrow Agent shall have the option, after seven (7) days’ notice to Purchaser and Sellers of its intention to do so, to file notice of arbitration requiring Purchaser and Sellers to answer and arbitrate any claims and rights among themselves. Any such arbitration shall be subject to the terms and conditions of arbitration as set forth in the Purchase Agreement.

(g)        Any partnership, corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its escrow business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which it is a party, shall be and become the successor escrow agent hereunder and vested with all of the title to the whole property or trust estate and all of the trusts, powers, immunities, privileges, protections and all other matters as was its predecessor, without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

8.             Resignation of Escrow Agent.

(a)        The Escrow Agent reserves the right to resign at any time by giving seven (7) days written notice of resignation, specifying the effective date thereof. On the effective date of such resignation, the Escrow Agent shall deliver this Escrow Agreement together with the Escrow Corpus and any and all related instruments or documents to any successor escrow agent mutually agreeable to Purchaser and Sellers as confirmed in writing. If a successor escrow agent has not been appointed and has not accepted such appointment prior to the expiration of seven (7) days following the date of the notice of such resignation, the Escrow Agent may, but shall not be obligated to, apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. Any such resulting appointing shall be binding upon all of the parties to this Escrow Agreement. Notwithstanding anything to the contrary in the foregoing, the Escrow Agent or any successor escrow agent shall continue to act as Escrow Agent until a successor is appointed and qualified to act as Escrow Agent.

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(b)        Upon delivery of the Escrow Corpus to a successor escrow agent in accordance with this Section 8, the Escrow Agent shall thereafter be discharged from any further obligations hereunder. All power, authority, duties and obligations of the Escrow Agent shall apply to any successor escrow agent.

9.             Indemnification of Escrow Agent. Purchaser and Sellers shall jointly and severally indemnify and hold the Escrow Agent harmless from and against any liability, loss, damage or expense (including, without limitation, reasonable and documented attorneys’ fees) that the Escrow Agent may incur in connection with this Escrow Agreement and its performance hereunder or in connection herewith, except to the extent such liability, loss, damage or expense arises from its willful misconduct or gross negligence. The indemnification provided for under this Section 9 shall be allocated and paid in the same manner as fees and expenses under Section 12 below and shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

10.           Taxes.

(a)        Ownership for Tax Purposes. Each of Purchaser and Sellers agree that, solely for purposes of United States federal and other taxes based on income, and for no other purpose, Sellers shall be treated as the owners of the Escrow Corpus and that Sellers shall report the income, if any, that is earned on, or deemed earned upon, or derived from, the Escrow Corpus as income, if any, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

(b)        Tax Forms. Prior to the date hereof, each of Purchaser and Sellers shall provide the Escrow Agent with a fully executed Internal Revenue Service Form W-9, or W-8, properly completed and signed, and such other forms and documents that the Escrow Agent may reasonably request.

(c)        Withholding. The Escrow Agent shall be entitled to deduct and withhold from any amount distributed or released from the Escrow Corpus all taxes which may be required to be deducted or withheld under any provision of applicable tax law. All such withheld amounts shall be treated as having been delivered to the party entitled to the amount distributed or released in respect of which such tax has been deducted or withheld.

11.           Business Days. If any date on which the Escrow Agent is required to make an investment or a delivery pursuant to the provisions hereof is not a day on which the Escrow Agent is open for business, then the Escrow Agent shall make such investment or delivery on the next succeeding Business Day.

12.           Escrow Costs. Purchaser shall pay all of the fees and expenses (including reasonable and documented attorneys’ fees) of the Escrow Agent for the services to be rendered by the Escrow Agent pursuant to this Escrow Agreement. The Escrow Agent agrees to serve as Escrow Agent in accordance with the fee schedule attached as Exhibit A hereto.

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13.           Force Majeure. No party shall be liable or responsible to the other parties, nor be deemed to have defaulted under or breached this Escrow Agreement, for any failure or delay in fulfilling or performing any term of this Escrow Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the affected party’s reasonable control, including, without limitation: (a) acts of God; (b) flood, fire or explosion; (c) war, invasion, riot or other civil unrest; (d) government order or law; (e) actions, embargoes or blockades in effect on or after the date of this Escrow Agreement; (f) action by any governmental authority; (g) national or regional emergency; and (h) strikes, labor stoppages or slowdowns or other industrial disturbances. The party suffering a Force Majeure Event shall give notice to the other party, stating the period of time the occurrence is expected to continue and shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized.

14.           Notices. All notices and other communications under this Escrow Agreement shall be in writing and shall be deemed to have been duly received (a) if given by facsimile or e-mail, when transmitted so long as affirmative confirmation is given in writing to the sender by the recipient thereof (automated fax confirmations or e-mail receipt answer-backs will not suffice for such purpose) on the same Business Day and during normal business hours of the recipient; (b) if given by certified or registered mail, return receipt requested, postage prepaid, three Business Days after being deposited in the US mails, and (c) if given by courier or other means, when received or personally delivered, and addressed as follows (or at such other address as the intended recipient shall have specified in a written notice given to the other party hereto):

If to Purchaser:

ARC Group Worldwide, Inc.
Attn: Drew M. Kelley, Chief Financial Officer
810 Flightline Blvd.
Deland, FL 32724
Fax: (212) 231-3939
e-mail: dkelley@arcgroupworldwide.com

If to Escrow Agent:

Wuersch & Gering LLP
100 Wall Street, 10th Floor
New York, NY 10005
Attention: Travis L. Gering, Esq.
Fax: (610) 819-9104
e-mail: travis.gering@wg-law.com

If to Sellers:

To the Respective address of each Seller as set forth in the Purchase Agreement.

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15.           Entire Agreement. This Escrow Agreement, together with the Purchase Agreement and related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Escrow Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. Notwithstanding the foregoing, in the event of any inconsistency between the statements in the body of this Escrow Agreement and those of the Purchase Agreement, (i) with respect to any inconsistency as between Purchaser and Sellers, the statements in the body of the Purchase Agreement shall control; and (ii) with respect to any inconsistency as between the Escrow Agent, on the one hand, and either Purchaser or Sellers or both, on the other hand, the statements in the body of this Escrow Agreement shall control.

16.           Successor and Assigns. This Escrow Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; provided, however, Purchaser may, without the prior written consent of the other parties hereto, assign its rights under this Escrow Agreement to any subsidiary of the Purchaser. No assignment shall relieve the assigning party of any of its obligations hereunder.

17.           No Third-Party Beneficiaries. This Escrow Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Escrow Agreement.

18.           Headings. The headings in this Escrow Agreement are for reference only and shall not affect the interpretation of this Escrow Agreement.

19.           Amendment and Modification; Waiver. This Escrow Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Escrow Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Escrow Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

20.           Severability. If any term or provision of this Escrow Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Escrow Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Escrow Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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21.           Governing Law. This Escrow Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of New York (without giving effect to principles of conflicts of law).

22.           Venue, Jurisdiction and Forum. Subject to the terms and conditions for dispute resolution agreed upon in the Purchase Agreement among the Sellers and the Purchaser, any legal action or other legal proceeding relating to this Escrow Agreement or the enforcement of any provision of this Escrow Agreement may be brought or otherwise commenced in any state or federal court sitting in New York, New York. Each party to this Escrow Agreement in connection with any matter pertaining to the enforcement of this Escrow Agreement:

(a)        expressly and irrevocably consents and submits to the personal jurisdiction of each state and federal court sitting in New York, New York (and each appellate court located in the State of New York) in connection with any such legal proceeding;

(b)        agrees that each state and federal sitting in New York, New York shall be deemed to be a convenient forum; and

(c)        agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court sitting in New York, New York, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Escrow Agreement or the subject matter of this Escrow Agreement may not be enforced in or by such court.

23.           Counterparts. This Escrow Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Escrow Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Escrow Agreement.

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Escrow Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of this 7th day of April, 2014.

PURCHASER:

ARC Group Worldwide, Inc.

By:	/s/ Jason Young
Name:	Jason Young
Title:	Chief Executive Officer

SELLERS:

/s/ Nigel Sutton
Nigel Sutton

/s/ Frank Ferree
Frank Ferree

/s/ Gregory Curtis
Gregory Curtis

/s/ Dermot Rafferty
Dermot Rafferty

ESCROW AGENT:

Wuersch & Gering LLP

By:	/s/ Travis L. Gering
Name:	Travis Gering
Title:	Partner

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